EXHIBIT 99.1

Chris Perkins Named Chief Financial Officer
of Eclipsys Corporation

Atlanta— July 8, 2009 — Eclipsys Corporation® (NASDAQ: ECLP), The Outcomes Company®, today announced that Chris E. Perkins has been named Executive Vice-President and Chief Financial Officer, effective immediately. In this position, Mr. Perkins will be responsible for all of the company’s financial operations, audit controls and financial business planning. Mr. Perkins will report to Phil Pead, Eclipsys’ president and chief executive officer.

Mr. Perkins has more than 15 years of executive experience in the public sector and possesses a track record of growth and positive outcomes in operational, financial and strategic leadership roles. At Per-Se Technologies Inc. (Per-Se), a provider of acute care solutions, physician outsourcing services and practice management and claims processing services, he served first as executive vice president and chief financial officer, and then as executive vice president and chief operating officer. In those positions, Mr. Perkins reported to Mr. Pead and was an integral member of the executive team that oversaw seven years of solid growth that culminated in the successful 2007 acquisition of Per-Se by McKesson Corp.

“Chris brings extensive experience in healthcare IT, capital structure strategies and international business environments,” said Phil Pead, president and chief executive officer of Eclipsys. “As an operationally focused CFO, his business acumen, strong communication and business integration skills will add considerable value to Eclipsys as we focus on continuing to achieve revenue growth and margin expansion resulting in long-term value to our shareholders.”

David Morgan, after serving as interim chief financial officer, will continue as vice president of Finance. “I would like to thank Dave for his outstanding contributions during his role as interim CFO while continuing to fulfill his ongoing finance responsibilities,” said Mr. Pead. “Dave is a strong asset to our financial team, and we are fortunate to have him as a key member of our executive staff going forward.”

After the sale of Per-Se, Mr. Perkins served briefly as executive vice president and chief financial officer of Emageon, Inc., a NASDAQ-traded provider of radiology and cardiology digital imaging and archiving software during a transitional period for that company. Prior to joining Per-Se in 2000, he served for eight years with increasing responsibility at AGCO Corp., a global manufacturer and distributor of agricultural equipment with annual revenues of more than $3 billion. AGCO increased in annual revenues by more than 300 percent during Mr. Perkins’ tenure and his service included three years as the chief financial officer and two years as general manager of the company’s $500 million global aftermarket service parts operations. Other career experience includes more than six years with Arthur Andersen LLP where he audited complex client organizations in various industries.

Mr. Perkins also is a director of Immucor, Inc., a NASDAQ-traded provider of various reagents and automated systems/instruments that are used primarily by hospitals, clinical laboratories, and blood banks, where he serves on the Audit Committee and the Governance and Nomination Committee.

Inducement Grants
In order to align Mr. Perkins’ interests with those of Eclipsys stockholders, his compensation package includes 22,222 restricted shares of Eclipsys common stock and non-qualified stock options to purchase up to 133,334 shares of Eclipsys common stock. The restricted stock is subject to contractual restrictions on transfer until vested, and vests 25% on each of June 1, 2010, June 1, 2011, June 1, 2012 and June 1, 2013. The stock options have a seven-year term, an exercise price per share equal to the fair market value of Eclipsys common stock on the date of issuance, and vest with respect to 25% of the underlying shares on the first anniversary of the date of issuance and with respect to the remaining 75% of the underlying shares in 36 consecutive monthly installments thereafter. These awards are made as inducement grants pursuant to Section 5635(c)(4) of the NASDAQ Stock Market Rules.

About Eclipsys
Eclipsys is a leading provider of advanced integrated clinical, revenue cycle and performance management software, clinical content and professional services that help healthcare organizations improve clinical, financial and operational outcomes. For more information, see www.eclipsys.com or email info@eclipsys.com.

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Contacts:
Jason Cigarran
Vice President, Investor Relations
(404) 847-5965
jason.cigarran@eclipsys.com

Robin Wrinn
Public Relations

(media)

(404) 847-5219
robin.wrinn@eclipsys.com